Exhibit 10.5 to the
                         Quarterly Report on Form 10-Q
                         for the Quarter Ended June 30, 1995


BIG O TIRES

Big O Tires, Inc.
11755 E. Peakview Ave., Suite A
Englewood, CO 80111
Telephone: (303) 790-2800
FAX: (303) 790-0225


July 21, 1995

Mr. Steven P. Cloward
7732 South Glencoe Court
Littleton, Colorado  80122

Dear Steve:

By a resolution of the Board of Directors at a May 22, 1995 Board meeting of Big O Tires, Inc. ("Company"), the Company agreed to extend your review period to cover an additional 90 days from May 15, 1995. Furthermore, the Company agreed that should your employment terminate during such review period, your severance compensation would be based on the compensation you were receiving prior to the February 15, 1995, restructuring of the Company's management. In addition, this severance package contemplated full vesting in all of your restricted stock grants along with the opportunity to exercise all existing stock options.

As you know, the Company is considering entering into an Agreement and Plan of Merger ("Merger Agreement") with BOTI Acquisition Corp. and BOTI Holdings, Inc. ("Merger"). If the Company does enter into the Merger Agreement and the Merger is consummated, a change in control of the Company will occur; however, the Merger will not
occur until after the review period.   Accordingly, the Board of
Directors of the Company has determined that, if you agree to the terms contained herein, your severance package discussed above will be modified as set forth below.

In lieu of the May 22, 1995, severance arrangement adopted by the Company, the Board of Directors of the Company has authorized the Human Resources Committee to advise you that, if your employment terminates prior to the effective date of the Merger, the Company will pay you a severance package which will be based solely on the compensation you were receiving prior to the February 15, 1995 restructuring of the Company's management. Included in this severance package will be the full vesting of all of your restricted stock grants along with the opportunity to exercise all existing stock options. The value of this severance package will be minus any amounts that you realize from the exercise of rights granted to you in the Stock Appreciation Rights Agreement dated February 15, 1995 between the Company and you. In consideration for this severance package, you must agree that upon the effective date of the Merger, the Stock Appreciation Rights Agreement, dated as of February 15, 1995, between the Company and you will terminate and be of no further force and effect so that, as of the effective date of the Merger, you will forfeit all unexercised rights as to all units, vested and non-vested, granted you pursuant to the Stock Appreciation Rights Agreement.

If you are in agreement with the terms contained herein, please execute the copy of this letter where provided and return it to me.

Sincerely yours,




/s/ Frank L. Carney
Frank L. Carney
Chairman, Human Resources Committee
of the Board of Directors


Steven P. Cloward hereby agrees as of the date hereof with the terms contained in this letter.


/s/ Steven P. Cloward
Steven P. Cloward